EXHIBIT 10.35

SECOND AMENDMENT TO THE
ALION SCIENCE AND TECHNOLOGY CORPORATION
PHANTOM STOCK PLAN

WHEREAS, Alion Science and Technology Corporation (“Alion”) adopted the Alion Science and Technology Corporation Phantom Stock Plan (the “Plan”), effective February 11, 2003; and

WHEREAS, Alion amended the Plan by adoption of the First Amendment, effective November 11, 2003; and

WHEREAS, Alion desires to further amend the Plan to permit participants in the Plan to elect to continue to participate in Phantom Stock awards by deferring the exercise of Phantom Stock awards;

NOW, THEREFORE, pursuant to the powers reserved in Article 8 of the Plan, Alion does hereby amend the Plan, effective as of June 25, 2004:

Section 1

Article 2, Definitions, is hereby amended by adding the following defined terms to the Plan:

2.14A “Exercise Date” shall mean the date as of which a Participant surrenders Phantom Stock shares.

2.23 “Valuation Date” shall mean a date as of which the Fair Market Value of Common Stock of the Company is determined.

Section 2

Section 5.4 of the Plan is hereby renamed “Amount of Payment Upon Exercise of Awards.”

Section 3

Section 6.1 of the Plan is amended by inserting the phrase “exercise or” immediately before the phrase “receive payment for”, wherever it appears.

Section 4

(a) Section 7.1 of the Plan is hereby amended to state as follows, effective for any Phantom Stock shares that become vested after the effective date hereof:

7.1 Exercise of Awards. A Participant may elect to exercise any vested shares of Phantom Stock by filing a written election to exercise with the Plan Administrator at least six (6) months in advance of the Exercise Date and at least three (3) months in advance of the Valuation Date that will apply to such Exercise Date; provided, however, that the Phantom Stock that becomes vested on November 12, 2004 may be exercised as of November 12, 2004, based upon an election by the Participant filed no later than August 2, 2004. Notwithstanding the foregoing, the

Exercise Date of vested shares of Phantom Stock shall not be earlier than the date the Phantom Stock becomes vested nor later than the earliest of (1) the date of the occurrence of an event described in Section 6.2(a), (b), (c), (d) or (e), or any other Termination of Employment of the Participant; (2) the date of a Change in Control; or (3) the fifth (5th) anniversary of the date of grant of the Phantom Stock. An election to exercise Phantom Stock shall be made in such form and at such time as the Administrator deems acceptable.

(b) Section 7.2 of the Plan is hereby amended to state as follows, effective for any Phantom Stock shares that become vested after the effective date hereof:

7.2 Amount and Timing of Payment. A Participant shall be entitled to a cash payment upon exercise of an Award equal to the number of shares of Phantom Stock subject to exercise multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the Exercise Date; provided, however, that in the case of exercise due to a Change in Control, the Fair Market Value as of the date of the Change in Control or the immediately preceding Valuation Date, whichever is higher, shall be used. Except as provided in Section 7.3, the Company shall make payment of the amount receivable upon the exercise of an Award by the delivery of cash in a lump sum within sixty (60) days of such exercise. Notwithstanding the foregoing, the Administrator has the discretion to delay payment of an Award for a period not to exceed five (5) years from the date of vesting. If the determination is made to delay the payment, the unpaid balance shall bear interest at the prime rate as announced in the Wall Street Journal on the Exercise Date. In making this determination, the Administrator will examine the available cash and anticipated cash needs of the Company.

(c) Section 7.3 of the Plan is hereby amended to state as follows, effective for any Phantom Stock shares that become vested after the effective date hereof:

7.3 Election to Defer Benefits. If a Participant has elected as the Exercise Date for Phantom Stock the fifth (5th) anniversary of the date of grant of such Phantom Stock, and the Participant is also a participant in the Alion Science and Technology Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), he or she may elect, at least 180 days prior to such Exercise Date, to defer receipt of all or a portion of the Plan benefit through a contribution to the Deferred Compensation Plan equal to the amount that would otherwise have been payable under Section 7.2.

(d) A new Section 7.6 is hereby added to the Plan, to state as follows:

7.6 Modification of Permitted Elections. In the event of a change in law or regulation that may result in adverse tax consequences to a Participant as a result of exercising Phantom Stock shares after the shares become vested, or as a result of a deferral election permitted under Section 7.3, or the availability of any such election, the Administrator may require that Participants file any such election(s) earlier than the date or dates set forth above, or may limit the availability of any such election entirely; provided, however, that Participants shall, as of the date of grant of shares of Phantom Stock, be entitled to elect to receive the value of any vested shares of Phantom Stock as of the date such shares become vested. Any modification hereunder shall apply to all similarly-situated Participants on a nondiscriminatory basis.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of June 25, 2004, and certifies that the foregoing Plan Amendment was duly adopted by the Board of the Company on June 25, 2004.

Alion Science and Technology Corporation
By:	/s/ Bahman Atefi
Chief Executive Officer

Attest:	/s/ Jonathon Emery
Secretary

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